EXHIBIT 99.1

CB Financial Services, Inc. Authorizes Stock Repurchase Program and Declares Quarterly Cash Dividend

WASHINGTON, Pa., Nov. 20, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQ: CBFV), the holding company for Community Bank, announced today that its Board of Directors has authorized a program to repurchase up to $5 million of the Company’s outstanding common stock, which represents approximately 3.2% of the outstanding shares based on the Company’s closing stock price on November 19, 2019. The program is effective November 25, 2019 and authorized through November 24, 2020.

Repurchases may be transacted in the open-market or in negotiated private transactions and will be conducted pursuant to a trading plan adopted in accordance with limitations set forth in Rule 10b5-1 of the Securities and Exchange Commission. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to various factors, including but not limited to, the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

The Company also announced that its Board of Directors has declared a $0.24 quarterly cash dividend per outstanding share of common stock. The dividend will be paid on or about December 16, 2019 to stockholders of record as of the close of business on December 6, 2019.

“In addition to continuing our solid quarterly dividend, we are excited to announce our first stock repurchase program in our commitment to optimize capital and provide an additional avenue to increase stockholder value,” noted Patrick G. O’Brien, President and Chief Executive Officer. “After payment of the dividend and completion of the stock repurchase program, our capital ratios will continue to be very strong with sufficient capital to support organic growth and regular dividends.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Forward-Looking Statements

This press release contains certain forward-looking statements about the stock repurchase program. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of the Company’s common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and Community Bank, changes in the securities markets, and other factors disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903